CHURCHILL CONSULTING
              Suite One, Henville Building, Main Street, Charleston
                               Nevis, West Indies
                             Telephone: 869-469-0200
                             Facsimile: 869-469-0201

                                                       January 8, 2000


Vizacom Inc.
Glenpointe Centre East
300 Frank W. Burr Boulevard - 7th Floor
Teaneck, New Jersey 07666

          Re:  Loan Facility
               -------------

Gentlemen:

          This letter confirms our agreement that the undersigned hereby extends to Vizacom Inc., a Delaware corporation (the "Company"), a loan facility in an amount up to $1,000,000. The Company may draw down on this loan agreement in whole or in part from time to time, but this loan facility must be drawn down in full by the Company no later than March 7, 2000. All amounts drawn down on this loan facility shall be due and payable upon the earlier of (a) 60 days after the first draw down on the loan facility, or (b) upon the receipt of gross proceeds from any offering of equity securities of the Company in an amount equal to $2,000,000 or more. Amounts borrowed under the loan facility will bear interest at a rate equal to 8% per annum. All loans thereunder will be evidenced by a promissory note in the form of Exhibit A hereto.

          In connection with the foregoing loan facility, the Company will grant to the undersigned warrants to purchase an aggregate 250,000 shares of Common Stock, par value $.001 per share, of the Company exercisable commencing on the date of issuance for a seven year term at an exercise price of $3.00 per share, in proportion to the maximum amount of the loan facility which is drawn down. Such warrants shall be deemed issued as of the date of each draw down on the loan facility. The shares of Common Stock underlying these warrants will be registered for resale by the undersigned pursuant to a registration statement to be filed by the Company not later than the earlier of (a) seven days after the Company files its annual report on Form 10-KSB for its fiscal year ended December 31, 1999, or (b) Monday, April 17, 2000. In the event that this registration statement is not filed by such date, the Company will issue to the undersigned warrants on the same terms set forth above to purchase 25,000 shares of Common Stock for each full week after such date that such registration statement has not been filed. In addition, in the event that the amount due under the promissory note is not paid in full at maturity, the exercise price of the warrants shall be reduced by 50% and, if such default in repayment continues for an additional 60 consecutive days, the exercise price then in effect shall be reduced again by 50%. The form of warrant certificate, including the above-described registration rights, shall be in the form attached hereto as Exhibit B.

          If the foregoing accurately sets forth our agreement, please sign where indicated below.

                                        CHURCHILL CONSULTING

                                        By:  /s/ Paul Stark
                                             Name: Paul Stark
                                             Title: Agent


Accepted and agreed as of the
date first above written:

VIZACOM INC.

By: /s/ Mark E. Leininger
    Mark E. Leininger
    President and Chief Executive Officer